EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-52526, 33-52528, 33-92208, 33-92184, 333-65181, 333-94987, 333-37442, 333-70648, 333-101806, 333-114090, 333-123688, and 333-142878 on Form S-8, and 333-145572 on Form S-3 of our reports dated November 20, 2009, relating to the consolidated financial statements of Starbucks Corporation and subsidiaries and the effectiveness of Starbucks Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Starbucks Corporation for the year ended September 27, 2009.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
November 20, 2009